UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Illini Corporation
(Name of Registrant as Specified In Its Charter)

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Letter to Shareholders

April 8, 2004

Dear Illini Shareholder:

Enclosed is the notice of annual meeting of shareholders and the Company’s annual report for 2003.

Illini’s income declined sharply in 2003 to $595,000, down from $1.522 million in 2002. Although this is the first interruption in profit improvement in five years, lower earnings are always disappointing to report. The lower income was primarily attributable to three causes: expense of terminating the acquisition of an Effingham bank, additional loan loss provisions, and expenses of final settlement of litigation initiated in 1998. Also, the level of non-performing assets caused a narrowed net interest margin.

Earnings per share (EPS) decreased by $2.25 per share, from $3.70 per share to $1.45 per share.  Assets also declined in 2003, from $282.7 million to $264.8.

We have updated our annual scorecard for your review.  Following it are additional details on performance, and views on the economy and the banking industry.

PERFORMANCE SCORECARD

	2002	2003	Difference	Rate of Change
Assets	$282,659,000	$264,759,000	$-17,900,000	-6.33%
Loans	207,366,000	186,133,000	-21,233,000	-10.24%
Net Interest Income	9,945,000	8,431,000	-1,514,000	-15.22%
Non Interest Income	2,189,000	2,221,000	32,000	1.46%
Non-Interest Expense	9,433,000	9,137,000	-296,000	-3.14%
Earnings	1,522,000	595,000	-927,000	-60.91%
Earnings Per Share	$3.70	$1.45	$-2.25	-60.81%
Share Price	$26.00-$33.50	$25.50-$34.00	$-.50 to $.50	(Avg.) .2%
Book Value Per Share	$36.97	$36.53	$-.44	-1.19%

Prior to purchasing Effingham, the transaction was reviewed with the Federal Reserve Bank of Chicago, the F.D.I.C., and the state Commissioner of Banks. After agreement was reached we filed for and received approval in 30 days from all three agencies.  Days after approval, the Federal Reserve Bank told us the merger would have to be approved by its Board of Governors. The Board notified us that it would not approve the merger unless Illini accepted additional conditions. After reviewing the conditions they requested, we informed the Board that we could only complete the acquisition under the original terms.  As a consequence, approval was denied in late 2002. In 2003 we met with Effingham and worked out a settlement. As a result of this, Illini recognized pre-tax expenses of approximately $100,000 in 2003 related to the merger, expenses that otherwise would not have been incurred.

Last year we reached agreement for settlement of a class action suit filed against Illini in 1998. One of the unfortunate aspects of the class action litigation brought against the Illini was that over 75% of our shareholders remained as plaintiffs against Illini and made it more expensive to settle. A total of $200,000 of expenses was accrued, not including the ongoing legal fees necessary to conclude the matter.

On March 24, 2004, the circuit court held a fairness hearing on the settlement and ruled that the settlement was fair. Another hearing is scheduled for April 23, 2004, to address remaining issues about the fairness of legal fees.

Illini increased its provision for loan loss expense by $321,000 over 2002. We are anticipating a further increase in loss provisions for the first quarter of 2004. Although a portion of this was caused by underwriting, most of the additional provisions are due to the local effect on investment of the 2001-2003 recession.

As mentioned above, earnings were also adversely affected by a significant rise in the level of non-performing loans.  These are loans on which the collection of interest has been suspended pending corrective action.

The Economy.  Interest rates in the U.S. are set by the central bank (short-term rates) and the market (long-term rates).  For the last two years the Federal Reserve has maintained an “accommodative” interest rate policy.  Translated, that means the Federal Reserve has forced short-term rates down to encourage investment activities and prevent stock market adjustments related to the breaking of the technology stock bubble.  The market driven long-term rates have fallen, but not by as much as short-term rates. As a result, there is a bigger than normal spread between short and long-term rates that is unlikely to continue.

The local economy in which Illini operates remains, on balance, strong.  According to a recent study by the Federal Reserve Bank of Chicago, the last recession started in the Midwest because of its concentration of business assets.  The recession spread from there to the East and West coasts.  Spending has now resumed in those areas and the effect of the recovery is spreading back into the Midwest.  There are exceptions, of course, but the outlook for a broad recovery is positive.

Outlook. In 2001, we cautioned that it would be difficult for Illini to maintain the growth rates of the preceding three years, especially without additional capital.  Although last year’s performance was affected most by the reasons cited, we have completed the adjustment of growth to existing capital.

We will be concentrating this year on building bank earnings.  For several years we have been attempting to increase volume and reduce expenses.  Now that we have settled the litigation that created a huge burden of expense, we will return to paying particular attention to reducing expenses.

New Illini Bank President. On January 15, 2004, the Company announced the appointment of Gaylon E. Martin as President of Illini Bank.  Mr. Martin is an experienced executive with a solid record of accomplishment in community banking. Mr. Martin was also named E.V.P. of Illini Corporation and will be nominated for its Board in 2005.  His resume is enclosed for your review.

See you at the annual meeting.

/s/ Thomas A. Black	/s/ Burnard K. McHone
Thomas A. Black	Burnard K. McHone
Chairman of the Board	President

* * * * * *

This letter may include forward looking statements based on the Company’s expectations and assumptions that are subject to numerous risks and uncertainties that could cause actual results to materially differ from those anticipated.  Such risks and uncertainties include, among others, general business and economic conditions, and competitive and regulatory actions.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF ILLINI CORPORATION

TO THE SHAREHOLDERS OF

ILLINI CORPORATION:

The Annual Meeting of Shareholders of Illini Corporation will be held at Illini Bank, 3200 W. Iles Avenue, Springfield, Illinois 62707, on Thursday, May 20, 2004, at 10:00 a.m. local time for the purpose of:

l.                  Election of five Directors, each of whom is to hold office for a term of three years and until their successors have been duly elected and qualified.

2.               Ratification of appointment of CROWE CHIZEK AND COMPANY LLC as independent auditors for 2004.

3.               Transaction of other business that may be properly brought before the meeting or any adjournment thereof.

The close of business on April 8, 2004 has been fixed by the Board of Directors as the record date  for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

By Resolution of the Board of Directors

/s/ William B. McCubbin
William B. McCubbin
Secretary

Springfield, Illinois

April 9, 2004

Illini Corporation

3200 West Iles Avenue

Springfield, Illinois 62707

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2004

This proxy statement is furnished in connection with the solicitation by the Board of Directors (each a “Director” and collectively, the “Directors”) of Illini Corporation (“Illini”), an Illinois corporation, of proxies for use at the Annual Meeting of Shareholders of Illini to be held at 10:00 A.M. local time, Thursday, May 20, 2004 at Illini Bank, 3200 West Iles, Springfield, Illinois, and any adjournments thereof.  The Board of Directors has fixed the close of business on April 8, 2004 as the record date for determining shareholders entitled to notice of, and to vote at the Annual Meeting.  On the record date, Illini had 45,000,000 authorized shares of common stock (the “Common Stock”), par value $.01 per share of which 411,701 are issued and outstanding and entitled to vote at, the annual meeting.  Illini Corporation has 160,088 shares of common stock held as treasury shares, which are not eligible to vote.  Illini Corporation has 10,000,000 authorized shares of preferred stock (the “Preferred Stock”), par value $0.01 per share of which none are issued.  This proxy statement and form of proxy are first being mailed to Illini’s shareholders on or about April 23, 2004.

The proxy provides instructions for voting for or against each Director nominee.  Each shareholder is entitled to such number of votes as equals the number of shares owned by him as of the record date to be voted on all matters, including the election of Directors.  Each director position will be voted on individually and those nominees receiving the greatest number of votes cast will be elected.

Shares of Common Stock represented by properly executed proxies received by Illini will be voted at the meeting in accordance with instructions thereon.  If there are no such instructions, the shares will be voted by the proxy holders at their discretion FOR the election of the five nominees listed below, FOR the ratification of Crowe Chizek and Company LLC as independent auditors for 2004, and in the discretion of the proxy holders on other matters which are properly brought before the meeting.  Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item.  A shareholder may revoke his proxy by a later proxy or by giving notice of such revocation to Illini in writing before or at the time of the meeting.  Attendance at the meeting will not in and of itself constitute the revocation of a proxy.

The cost of solicitation of proxies will be paid by Illini.  In addition to the solicitation by mail, officers, directors, and employees of Illini may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

A copy of Illini’s Annual Report on Form 10-KSB for 2003 is enclosed, but is not incorporated into this proxy statement or made a part of the proxy soliciting material.

Proposal I – Election of Directors

Under Illini’s Articles of Incorporation, as amended, the Board of Directors is divided into three classes.  The Board of Directors presently consists of eleven (11) members.  Each year, the shareholders are asked to elect the members of a class for a term of three years.  This year five (5) director positions will be elected.  The Board of Directors, therefore, recommends the following nominees for election as Directors for a term ending at the Annual Meeting in 2007:

Messrs. William B. McCubbin, Burnard K. McHone, Robert F. Olson, N. Ronald Thunman, Jane Schachtsiek

It is expected that all shares of Common Stock represented by an executed proxy in the accompanying form will be voted for the election of the persons listed above as Directors for whom authority to vote has not been withheld unless some other allocation of votes is specified on such proxy.  The Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected.  However, if any of the nominees are not available to serve if elected, proxies may be voted for election of other persons selected by the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE FIVE DIRECTOR NOMINEES.

Directors and Executive Officers

The information below is provided with respect to each nominee for Director and each Director whose term of office extends beyond the date of the Annual Meeting and who will continue in office for their existing terms.

Nominees for the term ending in 2007

Name, Age, Principal Occupation and other Directorships	Director of Illini Since (1)

William B. McCubbin - 66, Farmer	1983

Mr. McCubbin has engaged in farming in Sangamon County since 1961.  He served as a director of Citizen State Bank of Mechanicsburg, Illini Bank of Sangamon County and Illini Bank-Coffeen until their consolidation with Illini Bank.  Mr. McCubbin has served as a director of Illini Bank since 1994 and with Illini since 1983.  Mr. McCubbin has also served as corporate secretary since 1998.

(1) On November 4, 1993, Illini Bank East, Illini Bank Mernard County, and Illini bank North were merged with, into, and under the charter of Illini Bank, a wholly owned subsidiary of Illini (the “Illini Banks Merger”).  As discussed herein, certain of the directors were directors of the Illini Banks prior to the Illini Banks Merger.

Burnard K. McHone - 64, Banking Executive	1992

Mr. McHone assumed the position of President of Illini on January 1, 1992, and was subsequently elected a director at the 1992 Annual Meeting.  Prior to accepting these positions, Mr. McHone had over 15 years of bank management experience as President, Chairman and Controller of Farmers National Bank of Geneseo and Farmers National Bancorp, Inc.  Effective with the merger of Illini Bank, Mr. McHone was elected as a Director of Illini Bank and appointed its President in 1994.  Mr. McHone was elected a director of Farmers State Bank of Camp Point in November 1999.

Robert F. Olson - 73, Retired State Representative	1988

Mr. Olson has been retired as State Representative from the Illinois General Assembly since 1994.  He is also a retired farmer.  He currently operates a Farm Management Service for out of state landowners.  He served as a director and Chairman of the Board of Illini Bank-North until the Illini Banks Merger.  Mr. Olson also serves as a director of Illini Bank.

N. Ronald Thunman - 72, President of CAE Electronics	1997

Mr. Thunman has held the position of the President of CAE Electronics Corporation in Leesburg, Virginia since March 1995 and also serves as Chairman of the Board of Pinkerton Government Services.  Previously, Mr. Thunman was Chairman of the Board of Directors of ABB Government Services Corporation from 1990 through 1995.  Mr. Thunman is a retired Vice Admiral from the United States Navy.  Mr. Thunman also serves as a director of Illini Bank.

Dr. Jane Schachtsiek - 56, Chancellor, Dept. of Nursing	1997

Dr. Schachtsiek has served at Chancellor at St. Johns College, Department of Nursing since 1990. Previously, Dr. Schachtsiek earned her Doctorate of Philosophy from Southern Illinois University in Carbondale and is a member of the Board of St. John’s College. She was also elected a director of Illini Bank in 1997 and has served in that capacity since then.

Continuing Directors for the term ending in 2005

Name, Age, Principal Occupation and other Directorships	Director of Illini Since

William N. Etherton - 77, Farmer	1994

Mr. Etherton has been engaged in farming and the livestock business in the Mechanicsburg vicinity all of his lifetime.  He remains active in Etherton Stock Farms, a 2,500-acre farm operation.  He previously served as a director of Citizens State Bank of Mechanicsburg and Illini Bank of Sangamon County before being elected to the Board of Illini Bank in 1994.

John H. Pickrell - 84, Farm Manager	1983

Mr. Pickrell has operated a farm and has been engaged in farm management since 1978.  He was appointed as a director and Treasurer of Illini Bank upon consummation of the Illini Banks Merger.  Mr. Pickrell is also Treasurer of Illini and has held such position since 1983.

Jesse Werner, Jr. - 67, President of Champion Gas & Oil	2001

Mr. Werner is President of Champion Gas & Oil Company, Vice President of Arrow Trailer & Equipment Company and Vice President of Waco Leasing Company.  Mr. Werner served on the Board of American Bank & Trust Co. until 1994, and was a director of Illini Bank.  He previously served as a director of Illini from 1983 until 1996.

Continuing Directors for the term ending in 2006

Name, Age, Principal Occupation and other Directorships	Director of Illini Since

Thomas A. Black - 66, Management	1983

Mr. Black was employed by Caterpillar Tractor Company since 1956 and held a management position from 1973 until his retirement in December 2000.  He served as a director of Stonington Community Bank & Trust Co. and Illini Bank-East until the merger of Illini Bank was completed in 1994.  Mr. Black was elected to the Board of Directors of Illini Bank in 1994 and has served as its Chairman since 1996.  Mr. Black also serves as Chairman of the Board of Illini and has held such position since 1983. Mr. Black was elected to the Board of Directors of Farmers State Bank of Camp Point in 1999 and has served as its Chairman since then.

Lawrence B. Curtin - 78, Farmer	1983

Mr. Curtin owns and operates a large corn and soybean farm and has been in farming his entire life.  He served as a director and Chairman of the Board of Illini Bank-East until the Illini Banks Merger was completed.  He also serves as a director of Illini Bank.

Dr. Anthony F. Liberatore - 57, Professor of Economics	1997

Dr. Liberatore has been a fully tenured Professor of Economics at Millikin University since 1985 and is currently the Hermann Chair of Management Development and Director of MBA Programs with the Tabor School of Business.  He founded Quality By Design, a private consulting firm, in 1990.  He was also elected a director of Illini Bank in 1997 and has served in that capacity since then.

During 2003, the Board of Directors of Illini held eight meetings.  Each of the current Directors attended more than 75% of the total number of meetings of the Board of Directors.

The Board of Directors has established Committees to assist in the discharge of its responsibilities.

The Executive Committee met four times during 2003.  The Executive Committee is comprised of Messrs. Thunman, Black, Curtin, Etherton, McCubbin, McHone, Olson and Pickrell.  Each of the current members attended more than 75% of the total number of Executive Committee meetings.  The Executive Committee was established to act directly on behalf of the Board during interim periods between Board meetings and during emergencies.  The Executive Committee is also responsible for reviewing all litigation pending or threatened by or against Illini, or its subsidiaries, and except where settlement of any such litigation will involve an aggregate expenditure in excess of $1 million, the Executive Committee has authority to authorize settlement or compromise of any such litigation.

The Compensation Committee met twice during 2003 and consists of Messrs. Black, Liberatore, Olson and Thunman.  Each of the current members attended more than 75% of the total number of Compensation Committee meetings except for Director Thunman.  This Committee was created by Illini to oversee and control all administration of employee compensation and benefit matters for Illini and its subsidiary banks.

The Nominating Committee met once during 2003 and consists of Messrs. Black, Etherton, McCubbin, McHone, Olson, Pickrell and Thunman.  Each of the current members attended more than 75% of the total number of Nominating Committee meetings except for Director Pickrell.  The Nominating Committee was created by Illini to oversee the duties of nominating a slate for election to the Board of Directors and with reviewing and determining the qualifications and eligibility of any nominee.

The Audit Committee met twelve times during 2003. The Board of Directors established the Audit Committee to oversee the external and internal audit functions of Illini and its subsidiaries.  Only outside directors are eligible to serve on the Audit Committee.  The Charter for the Audit Committee was established in 2001 and significant amendments were adopted in January of 2004.  The Charter is included as Appendix B.  During 2003, the Audit Committee consisted of Messrs. Curtin, Black, Etherton, Liberatore and McCubbin.  Each of the current members attended more than 75% of the total number of Audit Committee meetings.

Executive Officers

The following table provides information with respect to the Executive Officers of Illini as of December 31, 2003 including all positions and offices with Illini.

Name	Age	Office

Thomas A. Black	66	Chairman of the Board
N. Ronald Thunman	72	Vice Chairman of the Board
Burnard K. McHone	64	President
William B. McCubbin	66	Secretary
Dennis Guthrie	52	Treasurer
James L. Adkins	56	Chief Operating Officer
Dennis Guthrie	52	Chief Financial Officer

Business Experience of Non-Director Executive Officers

James L. Adkins - 56	Chief Operating Officer

Mr. Adkins joined Illini and Illini Bank in February 1999 as Vice President of Commercial Lending.  In September 1999 his duties were expanded and he was named Senior Vice President and Chief Operating Officer of Illini Bank.  Prior to accepting this position, Mr. Adkins had over 31 years of bank management experience, the most recent as Vice President of Central Illinois Bank located in Normal, Illinois

Dennis Guthrie - 52	Senior Vice President and Chief Financial Officer

Mr. Guthrie joined Illini Corporation in August 2003 as Senior Vice President and Chief Financial Officer.  He has over 30 years of bank management experience, the most recent as Vice President of Citizens First National Bank, located in Princeton, Illinois.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 27, 2004, with respect to all shareholders known to Illini to have been the beneficial owners of more than five percent of its Common Stock, and the shares of Common Stock of Illini beneficially owned by each Director, Nominee, and by all Directors and executive officers of Illini as a group based upon information received from such persons.  Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest.  Unless otherwise indicated, all persons shown in the table below have sole voting and dispositive power or share voting and dispositive power with members of their immediate families with respect to the number of shares listed next to their names.

		Common Stock Beneficially Owned
Name of Beneficial Owner	Address	Number of Shares	Percentage of Total

D. Marlene H. Huls	P.O. Box 579	103,756	18.15%
	Gifford, Illinois 61847

D. Marlene H. Huls,	P.O. Box 579	19,577	3.42%
TR UW, Ernest H. Huls	Gifford, Illinois 61847
Family Trust

Thomas A. Black		12,779	2.23%
Lawrence B. Curtin		3,194	*
William N. Etherton		8,110	1.42%
Anthony Liberatore		556	*
William B. McCubbin		2,930	*
Burnard K. McHone		9,153	1.60%
Robert F. Olson		2,865	*
John H. Pickrell		2,007	*
Jane A. Schachtsiek		255	*
N. Ronald Thunman		3,802	*
Jesse A. Werner		8,134	1.42%
James L. Adkins		54	*

All 12 Directors, Nominees, and Executive Officers as a group		53,839	9.42%

*  less than 1%.

Executive Compensation

The following table sets forth the compensation for the fiscal years ended December 31, 2003, 2002 and 2001 awarded to or earned by the Chief Executive Officer and the other most highly compensated executives of the Company or its subsidiaries earning more than $100,000 annually:

Summary Compensation Table

		Annual Compensation		All Other Compensation (1)
	Year	Salary	Bonus
Burnard K. McHone	2003	$135,000	$10,285	$4,560
Chief Executive Officer	2002	$135,000	$29,051	$4,560
	2001	$114,000	$32,052	$3,360

James L. Adkins	2003	$91,500	$7,714	$3,064
Chief Operating Officer	2002	$91,500	$21,928	$3,064
	2001	$76,250	$25,204	$2,329

(1)  Represents contributions by the Company to the Company’s 401(k) Retirement Plan on behalf of the Named Executives.

No other executive officers of Illini received compensation in 2003 in excess of $100,000.

Employment Agreement

Illini Corporation and/or Illini Bank have entered into Management Continuity Agreements with Burnard K. McHone, Gaylon E. Martin, James L. Adkins, Douglas F. Finn, Dennis Guthrie, Lori Griffin, Donald Deters and Ronald E. Wenger.  Messrs. McHone, Adkins, Finn and Wenger employment agreements were effective as of December 16, 1999. Messers. Guthrie and Deters employment agreements were effective as of August 4, 2003.  Ms. Griffin’s employment agreement was effective as of July 1, 2003 and Mr. Martin’s employment agreement was effective as of January 15, 2004.  They provide a term of three years and are automatically renewed on the anniversary date unless the Board of Directors of the Company takes action to not extend the term before the anniversary date.

Unless sooner terminated in accordance with the terms outlined in the employment agreements, all obligations shall terminate after the expiration of the employment terms of the respective employment agreements.  The Officers may, with the consent of the Company, continue to be employed by Illini and Illini Bank after the expiration of the employment term of the respective employment agreements on such terms and conditions as may be agreed upon by Illini and the Officers.  These Officers may terminate the employment agreements at any time upon 30 days’ prior notice to Illini.

Illini may terminate the executive and the related agreement for Cause.  The agreements specify certain acts or conduct that would be a basis for termination.  If terminated for Cause, the Company has no ongoing obligation to the officer.

Illini may terminate the Agreements without Cause prior to the Term, by providing thirty days notice to the Officer.  In such event the Officer shall have no further obligation to Illini, except the duty to not disclose confidential information outlined in the Agreement, and Illini shall have no further obligation to the Officer from the date of such termination except (a) to pay to the Officer the salary payment in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (b) to pay to the Officer any other benefits due under Illini’s compensation and benefit plans for a period of twelve months from the date of termination, and (c) to pay to the Officer reasonable expenses of out placement services within the financial institutions industry during the twelve month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and the Officer’s furnishing of evidence thereof to Illini and shall not include moving or relocation expenses.

In the event there is a “Change in Control” of the Company during a period defined as the “Firm Term” (a specified period prior to and after the Change in Control), and the Officer’s employment hereunder is terminated by Illini other than for Cause; or within the employment term, the Officer resigns from his employment upon thirty days written notice given to the Company within thirty days following a material change in the Officer’s title, authorities or duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits or compensation and benefit plans from the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer’s principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to Illini, except the duty not to disclose confidential information in accordance with the employment agreement.  Illini shall have no further obligation to the Officer from the date of termination except to pay the Officer the salary amount in effect on the date of termination for a period of twelve months from the date of termination and other benefits as described in the above paragraph regarding termination without Cause.

Compensation of Directors

Directors of Illini receive an annual retainer of $2,000 paid quarterly. Executive and Audit Committee members receive an annual retainer of $400 paid quarterly.  Compensation and Nominating Committee members receive an annual retainer of $200 paid quarterly.  Certain

Directors also receive fees for services as directors of Illini’s subsidiaries, which is an annual retainer of $4,800 paid quarterly.  Loan Committee members rotate every six months and receive an annual retainer of $600 paid quarterly.  Marketing Committee members receive an annual retainer of $200 paid quarterly.  Committee Chairs are paid at 150% of the normal fee.

Transactions with Directors, Executive Officers and Associates

During 2003, some of the Directors and executive officers of Illini (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to one or more of the subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons.  No such loan was classified by any of the subsidiary banks as of December 31, 2003 as a non-accrual, past due, restructured or potential problem loan.

Outside of normal customer relations, none of the Directors, executive officers, or 5% shareholders of Illini (or members of their immediate families) currently maintains or has maintained during 2003 any significant business or personal relationship with Illini or any of its subsidiaries other than such as might arise by virtue of such person’s ownership interest in, or position with, Illini.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Illini’s executive officers and Directors, and persons who own more than ten percent of a registered class of Illini’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”).  Such executive officers, Directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by Illini, Illini believes that, during the period from January 1, 2003 until December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, Directors and ten percent shareholders were met to the best of Illini’s knowledge.

Proposal II – Ratification of Selection of Independent Auditors

Payment of Fees to Auditors

Crowe Chizek and Company LLC, independent public accountants, have been the auditors for the financial statements of Illini for the year ended December 31, 2003.  Representatives of Crowe Chizek and Company LLC will be present at the 2004 Annual Meeting, and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from shareholders.  BKD, LLP (formerly known as Olive LLP), independent public accountants, were the auditors for the financial statements of Illini for the year end December 31, 2002.

In addition to retaining Crowe Chizek and Company LLC to audit the consolidated financial statements for fiscal 2003, Illini and its subsidiaries retained Crowe Chizek and Company LLC to provide various other services in fiscal 2003. The aggregate fees billed for professional services by Crowe Chizek and Company LLC in fiscal 2003 for these various services were:

Audit Fees: Fees of $50,000 were billed for professional services rendered to Illini and its subsidiaries for the audit of the consolidated financial statements for 2003 and review of the financial statements included in the Illini’s quarterly reports on Form 10-QSB and Annual Report on 10-KSB for 2003.

Fees of $41,325 were billed for professional services rendered by BKD, LLP to Illini and its subsidiaries for the audit of the consolidated financial statements for 2002 and review of the financial statements included in the Illini’s quarterly reports on Form 10-QSB and Annual Report on 10-KSB for 2002.

Financial Information Systems Design and Implementation Fees: No services were rendered by Crowe Chizek and Company LLC in 2003 or BKD, LLP in 2002 in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

All Other Fees: Fees of $6,500 were billed by Crowe Chizek and Company LLC for other services, including tax services, services related to merger and acquisition activities and review of the related securities filings.

Fees of $82,170 were billed by BKD, LLP for other services in 2002, including tax services, services related to merger and acquisition activities and review of the related securities filings.

As noted in the report of the Audit Committee, attached as Appendix A, the Audit Committee considered the provision by Crowe Chizek and Company LLC of non-audit services to Illini and determined that the provision of such services was compatible with maintaining the independence of Crowe Chizek and Company LLC.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF AUDITORS

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Under our Bylaws, certain procedures are prescribed which a shareholder must follow to nominate persons for the Board of Directors or to introduce an item of business at an Annual Meeting of Shareholders.

A proposed item of business for the 2005 annual meeting must be submitted in writing to the Company’s Secretary at P.O. Box 13257, Springfield, Illinois, 62791-3257 and must be received no later than the close of business on January 2, 2005. The proposal must contain the following information:

•                  A brief description of the business desired to be brought before the annual meeting;

•                  The reasons for conducting such business at the annual meeting;

•                  Any material interest in such business of such shareholder, and

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought;

•                  The name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner, and

•                  The class and number of shares of the Corporation’s capital stock that are owned beneficially and of record by such shareholder and such beneficial owner.

Nominations for Directors for the 2005 annual meeting should be submitted in writing to the Company’s Secretary at P.O. Box 13257, Springfield, Illinois 62791-3257.  The following details the process to either (a) submit a nomination for a director with the proxy materials or (b) to submit a nomination directly from the floor during the Annual Meeting:

(a)          Nominations by the Board of Directors to fill any vacancy, or for election to the Board for which proxies will be solicited by the Board, shall be made by the Board after consideration of recommendations of the Nominating Committee of the Board.  In order to facilitate that Committee’s review, recommendations to the Board of Directors by any shareholder for the nomination for election as director of any one or more persons for which written proxy solicitation by the Board of Directors is sought shall be made in writing (which shall, upon request of the Nominating Committee, include a Director Qualification, Eligibility and Disclosure Questionnaire completed by the proposed nominee) and be delivered or mailed to the Secretary of the Corporation not later than the close of business on January 31, 2005.

(b)         For nominations to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on March 22, 2005 nor earlier than the close of business on February 20, 2005.  Such shareholder’s notice to the Secretary shall contain a representation that:

•                  The shareholder is, and will be on the record date, a beneficial owner or a holder of record of stock of the Corporation entitled to vote at such meeting;

•                  The shareholder has, and will have on the record date, full voting power with respect to such shares; and

•                  The shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Additionally, each such notice under (a) or (b) shall include:

•                  The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•                  A description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•                  The number and kinds of securities of the Corporation held beneficially or of record by each proposed nominee;

•                  Such other information regarding each proposed nominee for director;(including such person’s written consent to be named in the proxy statement as a nominee);

•                  The consent of each proposed nominee to serve as a director if so elected; and

•                  A completed Director Qualification, Eligibility, and Disclosure Questionnaire.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

A shareholder complying with the above procedures may still not be entitled to have its proposals included in next year’s proxy statement.  Under the rules of the SEC, shareholder proposals must be received by us in writing addressed to the Secretary of the Company at the address set forth above no later than December 21, 2004 for inclusion in the proxy statement and form of proxy relating to that meeting.  Under Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934, the persons named as proxies have the right, and intend to vote in their discretion any shares for which they receive proxies as to any matter which is presented at the Annual Meeting of Shareholders for which notice was not properly received.

Shareholders seeking to include a proposal or to nominate a director for next year’s meeting should consult the Company’s Bylaws, a copy of which is available at no charge by writing to the Secretary of the Company.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, without charge to any shareholder, Illini will provide additional copies of its Annual Report on Form 10-KSB and the schedules thereto filed with the Securities Exchange Commission for fiscal year 2003 including the consolidated financial statements and schedules thereto.  All such inquiries should be directed to Burnard K. McHone, President, Illini Corporation, P.O. Box 13257, Springfield, Illinois 62791-3257.

OTHER BUSINESS

The Board of Directors of Illini is not aware of any other matters that may come before the Annual Meeting of Shareholders.  However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting or any adjournment thereof.

By Resolution of the Board of Directors

/s/ William B. McCubbin
William B. McCubbin
Secretary

Date:
April 9, 2004

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

To:  The Board of Directors

As members of the Audit Committee for 2003, we are responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Illini Corporation (“Illini”) and its subsidiaries, and have general responsibility for overseeing the system of internal controls, accounting and audit activities of Illini and its subsidiaries.  The Board of Directors has determined that each member of the Audit Committee was an independent director as defined under the rules of National Association of Securities Dealers during 2003.  The Audit Committee is aware of the pending changes relating to the determination of independence as required under the Sarbanes-Oxley Act and will enact any new independence standards when they are required.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of Illini.  Management has the primary responsibility for the financial statement and the reporting process.  Crowe Chizek and Company LLC, Illini’s independent auditors, are responsible for expressing an opinion on the conformity of Illini’s audited financial statements to accounting principles generally accepted in the United States of America.  In addition, the Audit Committee hired an Internal Auditor in October of 2003.  The Internal Auditor provides an independent, objective assurance and consulting activity designed to add value and improve Illini Corporation’s operations.

The Audit Committee has discussed with Crowe Chizek and Company LLC the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, Crowe Chizek and Company LLC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with Crowe Chizek and Company LLC their independence from Illini and its management.  The Audit Committee also considered Crowe Chizek and Company LLC provision of non-audit services to Illini and determined that such provision of such services was compatible with maintaining the independence of Crowe Chizek and Company LLC.

Based on the review and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, that the audited financial statements be included in Illini’s Annual Report on Form 10-KSB for the year ended December 31, 2003, for filing with the Securities and Exchange Commission

AUDIT COMMITTEE

Lawrence B Curtin

Thomas A. Black

William N. Etherton

Anthony Liberatore

William B. McCubbin

APPENDIX B

ILLINI CORPORATION AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) assists the Board of Directors of Illini Corporation and its subsidiaries (the “Company”) in fulfilling its responsibility for oversight of (1) the quality and integrity of the Company’s accounting and reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the public accounting firm  (the “External Auditor”) engaged to prepare or issue an audit report on the Company’s financial statements, and (4) performance of the Internal Auditor and the Company’s internal audit controls. The Committee’s role includes discussing with management the Company’s processes to manage financial risk and ensure compliance with significant applicable legal, ethical, and regulatory requirements. The Committee may also have such other duties as may be directed by the Board of Directors.

Membership

The Committee shall be comprised of at least five (5) directors, all of whom shall be outside directors and independent of the management of the Company.  Each member will be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member’s independence. Director’s fees are the only compensation that a Committee member may receive from the Company.(2)

The Board of Directors appoints the Chairperson and Committee members by resolution. The Committee shall receive staff assistance as required.

Meetings

The Committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require.(3)  The Committee will invite the independent auditors (external and internal) to attend meetings and may summon members of management to provide pertinent information, as necessary.

The agenda for Committee meetings will be prepared in consultation between the Chairperson (with input from the Committee members), the Internal Auditor, External Auditor, and Company management. It will be provided in advance to members, along with appropriate briefing materials. Minutes will be prepared and reported at the quarterly meetings of the Corporate Board.

Authority

(2) Sarbanes – Oxley § 301.

(3) Sarbanes – Oxley § 303A-7(b)(ii)(C) requires the Committee to review all annual and quarterly reports. Accordingly, at least four meetings are required.

The Committee has sole authority over the appointment and replacement, and is directly responsible for compensation and oversight, of the independent auditors. The independent auditors are ultimately accountable to the Committee.(4)

In discharging its oversight role, the Committee is empowered to conduct or authorize investigations into any matter within its scope of responsibility with full access to the Company’s books, records, facilities and personnel. It has authority to:

Engage independent counsel, auditors or consultants, or other advisors and incur other expenses to advise the Committee or assist in the conduct of an investigation(5);

Meet with company officers, independent auditors, or outside counsel, as necessary;

Resolve any differences between the auditors and management concerning financial reporting(6); and,

Pre-approve all auditing and non-audit services.

Communications

The Committee is expected to maintain free and open communication with the independent auditors, regulatory examiners, Company management, the Board of Directors, and employees. These communications include discussing risk management and assessment policies. Communications will include regular executive sessions with the independent auditors and periodic executive sessions with other parties, as needed.

The Committee will establish procedures for the receipt, retention and treatment of complaints received by an issuer regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters (i.e., “whistleblower” policies and procedures).(7)

Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Responsibilities

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. As the compendium of Committee responsibilities, the most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter. The Committee will review and reassess the adequacy of this Charter annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices and recommend any proposed changes to the Board.

(4) Sarbanes – Oxley § 301

(5) Sarbanes – Oxley § 301. NYSE § 303A-7(b)(ii)(E).

(6) Sarbanes – Oxley § 301.

(7) Sarbanes – Oxley § 301, § 806, and § 1107.

The Committee relies on the expertise and knowledge of Company management and the independent auditors in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The Internal Auditor provides an independent, objective assurance and consulting activity designed to add value and improve the Company’s operations. The External Auditor is responsible for auditing the Company’s financial statements.

Illini Bank

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
		Winter	Spring	Summer	Fall	As Needed
1.	Prepare the agenda for Committee meetings in consultation between the Committee chair (with input from the Committee members), the Internal Auditor, the External Auditor, and Company management.	☒	☒	☒	☒	☒
2.	Meet with the Internal Auditor in executive session to discuss any matters that the Committee or the Internal Auditor believes should be discussed privately with the Audit Committee.	☒	☒	☒	☒	☒
3.

With the Compliance Officer, review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

☒
4.	Meet with regulatory examiners and evaluate reports of examinations and management’s response, and ensure any required implementation.					☒
5.	Periodically meet with the External Auditor, Company management and other parties in executive session to discuss any matters that the Committee believes should be discussed privately.					☒
6.

Promote and maintain free and open communication with the independent auditors, regulatory examiners, Company management, the Board of Directors, and employees. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

☒
7.

Develop and oversee procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters.

☒
8.	Review and approve the appointment or change in the Internal Auditor.					☒
9.

Review and approve the appointment or change in the External Auditor. Approve the terms on which they are engaged at least once every three years and preapprove all services that the External Auditor provides.

		☒	☒	☒	☒	☒

10.

Oversee the relationship with the External Auditor, including: Discussing the nature and rigor of the annual audit process with them; Receiving and reviewing audit reports; and, Providing full access to the Committee (and the Board) to report on any and all appropriate matters.

	☒				☒
11.

Review the quarterly financial statements and discuss them with Finance management and the independent auditors prior to filing with the SEC. In connection with each periodic report of the Company: Disclose any non-audit services approved to be performed by the Company’s External Auditor(8); and, Review the contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed.(9)

	☒	☒	☒	☒

(8) Sarbanes – Oxley § 202.

(9) Sarbanes – Oxley § 302 and § 906.

WHEN PERFORMED Audit Committee Meetings
		Winter	Spring	Summer	Fall	As Needed
12.

Review the audited financial statements, as well as analyses prepared by management and/or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements.(10) Discuss with Company management and the independent auditors.

			☒			☒
13.

Consider and review with Finance management and the independent auditors(11): Whether or not there were significant changes in internal controls or related factors since their most recent evaluation and disclose all deficiencies in the design or operation of internal controls. The External Auditor’s attestation to, and report on, the Company’s annual assessment of the internal controls and procedures for financial reporting. The adequacy of the Company’s effectiveness of its internal controls including computerized information system controls and security.

			☒ ☒ ☒			☒ ☒ ☒
14.

Provide a report in the annual proxy of the Committee’s review and discussion of the External Auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, as applied in the financial statements.(12) (Examples include: selection of new or changes to accounting policies; estimates, judgments, and uncertainties; unusual transactions; accounting policies relating to significant financial statement items, including the timing of transactions and the period in which they are recorded.)

			☒			☒
15.	Include a copy of this charter in the annual report to shareholders or the proxy statement at least once every three years or the year after any significant amendment to the Charter.(13)		☒			☒
16.	Review loan quality reports and discuss with Company management and the Internal Auditor. Ascertain whether independent loan review is needed.					☒

(10) NYSE § 303A-7(b)(iii).

(11) Sarbanes-Oxley Act of 2002 requires this to be implemented beginning fiscal year 2004.

(12) Statement on Auditing Standards No. 61, AICPA, Professional Standards, vol. 1, AU sec. 380.

(13) Regulation S-K Item 306.

17.	Review the independence of each Committee member annually.	☒
18.	Review and reassess the adequacy of the Audit Committee Charter and Responsibilities Calendar annually.	☒
19.	Perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.		☒

Illini Corporation

Please complete both sides of the Proxy Card,

detach and return in the enclosed envelope.

DETACH PROXY CARD HERE

SOLICITED BY THE BOARD OF DIRECTORS OF ILLINI CORPORATION

The undersigned appoints John H. Pickrell and William B. McCubbin, and each of them as attorneys and proxies with power of substitution to vote, as indicated hereon, all shares of common stock of Illini Corporation held of record in the name of, at the close of business on April 8, 2004 and, in their discretion, to vote on all other matters which may properly come before the May 20, 2004 Annual Meeting of Shareholders of Illini Corporation and at all adjourned sessions thereof, all as set forth in the Notice and Proxy Statement relating to the meeting.

DO NOT FOLD

DATED
SIGNED

If joint account, each joint owner should sign. State title when signing as executor, administrator, trustee, guardian, etc.

[MAP]	Meeting to be held at: Illini Corporation 3200 West Iles Avenue Springfield, IL 62707 10 AM, Thursday May 20, 2004

The votes represented by this proxy, if properly executed, will be voted as indicated by you. If you sign and return the proxy unmarked, such votes will be voted “FOR” the election of all directors, and “FOR” approval of the appointment of auditors. No proposal is related to or conditioned on any other proposal.

DIRECTORS RECOMMEND a Vote “FOR” Items 1 and 2.

1. Election of Directors all nominees listed below (except as marked to the contrary)					Please mark your votes with an ☒ . Then DATEPROXY AND SIGN ON REVERSE side exactly as name(s) are shown and return signed proxy in enclosed envelope.

	For	Abstain
William B. McCubbin	☐	☐
Burnard K. McHone	☐	☐
Robert F. Olson	☐	☐
N. Ronald Thunman	☐	☐
Jane Schachtsiek	☐	☐

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above. Votes will be allocated at the discretion of proxy holder unless directed otherwise.

2. Ratification of the appointment of Crowe, Chizeck and Company, LLC as independent public accountants for 2004.		For ☐	Against ☐	Abstain ☐	(To be signed on reverse side)